As filed with the Securities and Exchange Commission on May 3, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Nomad Foods Limited

(Exact name of Registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 5 New Square Bedfont Lakes Business Park Feltham, Middlesex United Kingdom	TW14 8HA
(Address of Principal Executive Offices)	(Zip code)

Nomad Foods Limited Long Term 2015 Incentive Plan (Full title of the plan) Mariposa Capital, LLC 5200 Blue Lagoon Drive Suite 855 Miami, FL 33126 (Name and address of agent for service) (561) 447-2509
(Telephone number, including area code, of agent for service)

Copy to: Donn A. Beloff, Esq. Flora R. Perez, Esq. Greenberg Traurig, P.A. 401 E. Las Olas Blvd., Suite 2000 Ft. Lauderdale, Florida 33301 (954) 765-0500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary Shares, no par value	18,206,541	$8.22	$149,657,767.02	$15,070.54

(1)	The amount of ordinary shares, no par value, (the “Ordinary Shares”) being registered with respect to the Nomad Foods Limited Long Term 2015 Incentive Plan (the “Plan”) represents the estimated maximum aggregate amount issuable to eligible persons pursuant to such Plan as of the date hereof. The maximum amount of Ordinary Shares issuable under the Plan may be increased from time to time pursuant to the terms of the Plan which provides that no award shall be granted on any date if, as a result, the number of Ordinary Shares issued or issuable pursuant to awards granted in the period of ten years ending on that date under the Plan and under any other employee share plan operated by Nomad Foods Limited (the “Registrant”), would exceed such number as represents 10% of the Ordinary Share capital of the Registrant in issue at that time. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Ordinary Shares of the Registrant which may be issued by reason of stock dividends, stock splits, recapitalizations or similar transactions.

(2)	The price stated is estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low sale prices of the Registrant’s Ordinary Shares as reported on the New York Stock Exchange on May 2, 2016.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as required by Rule 428 under the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the Commission on April 1, 2016;

(b) The Registrant’s Reports on Form 6-K filed with the Commission on January 14, 2016, January 29, 2016 and February 18, 2016; and

(c) The description of the Registrant’s Ordinary Shares, no par value per share, contained in the Form 8-A, filed with the Commission on December 28, 2015 (File No. 001-37669), including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 6-K, or portions thereof, subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any document or any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or a statement contained in any subsequently filed document or report that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in the Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Memorandum and Articles of Association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

We have entered into Letter of Appointments with our directors pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Index of Exhibits” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the United Kingdom on May 3, 2016.

NOMAD FOODS LIMITED

By:	/s/ Stéfan Descheemaeker
Name:	Stéfan Descheemaeker
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stéfan Descheemaeker and Paul Kenyon, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Nomad Foods Limited, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities indicated and on May 3, 2016.

Signature	Title	Date

/s/ Stéfan Descheemaeker Stéfan Descheemaeker	Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2016

/s/ Paul Kenyon Paul Kenyon	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	May 3, 2016

/s/ Martin E. Franklin Martin E. Franklin	Director	May 3, 2016

/s/ Noam Gottesman Noam Gottesman	Director	May 3, 2016

/s/ John Coyle John Coyle	Director	May 3, 2016

/s/ Jeremy Isaacs CBE Jeremy Isaacs CBE	Director	May 3, 2016

/s/ Victoria Parry Victoria Parry	Director	May 3, 2016

James E. Lillie	Director

Lord Myners of Truro CBE	Director

Brian Welch	Director

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Ogier, regarding the validity of the securities being registered*

23.1	Consent of independent registered public accounting firm (Successor)*

23.2	Consent of independent registered public accounting firm (Predecessor)*

23.3	Consent of Ogier (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the Signature Page of this Registration Statement)*

99.1	Nomad Foods Limited Long Term 2015 Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form F-1 Registration Statement filed on November 24, 2015 (File No. 333-208181))

*	Filed herewith.